Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Stephanie Sheppard, 312.780.5399
amanda.bryant@hyatt.com	stephanie.sheppard@hyatt.com

HYATT REPORTS FIRST QUARTER 2016 RESULTS
Company Reports 7% Growth in Adjusted EBITDA
on Revenue Growth of 4%, Both in Constant Currency

CHICAGO (May 3, 2016) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported first quarter 2016 financial results. Net income attributable to Hyatt was $34 million, or $0.25 per share, during the first quarter of 2016, compared to $22 million, or $0.15 per share, in the first quarter of 2015. Adjusted for special items, net income attributable to Hyatt was $34 million, or $0.25 per share, during the first quarter of 2016 compared to $17 million, or $0.11 per share, during the first quarter of 2015.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "We are pleased with our solid start to the year and encouraged by positive trends in our business. First quarter Adjusted EBITDA grew 9%, excluding the impact of transactions and foreign currency translation, driven by broad-based market share gains, robust performance at our select service hotels and disciplined cost management. Based on current trends, we remain confident in our ability to achieve comparable systemwide RevPAR growth of 3.0% to 5.0% for the year."

First quarter 2016 financial highlights as compared to the first quarter of 2015 are as follows:

•	Adjusted EBITDA increased 4.9% to $194 million, up 7.2% in constant currency.

•	Comparable systemwide RevPAR increased 2.2%, including an increase of 3.7% at comparable owned and leased hotels.

•	Comparable U.S. full service and select service hotel RevPAR increased 1.7% and 6.5%, respectively.

•	Net hotel and net rooms growth was 9% and 7%, respectively.

•	Comparable owned and leased hotels operating margins were stable at 25.0%.

Mr. Hoplamazian continued, "Our first quarter results reflect solid progress towards our goal to become the most preferred hospitality brand, as we gained RevPAR market share in each of our segments. Despite headwinds from holiday shifts, comparable systemwide RevPAR grew 2.2% in the quarter. This included a 3.7% RevPAR increase at comparable owned and leased hotels, which also grew market share over the quarter, demonstrating the quality of our owned and leased portfolio. Operating results were also strong at our select service hotels, with RevPAR growth of 6.8% in the Americas and market share gains at nearly two-thirds of our select service properties over the quarter.

Note: All RevPAR and ADR percentage changes are in constant dollars.

"We also made solid progress on our growth efforts, opening 21 new hotels year-to-date, and further expanding our portfolio of brands with the launch of The Unbound Collection by Hyatt. Two particularly significant additions to our portfolio are the beach-front 436-room Grand Hyatt Rio de Janeiro, which we opened in March, and our April acquisition of the 380-room Thompson Hotel in Miami Beach, which we rebranded as The Confidante and added to The Unbound Collection by Hyatt. Both hotels represent Hyatt’s expansion into key markets with significant unmet demand from our guests. Further, each of these developments reflects the strength of our balance sheet, which allows us to strategically invest in our business while continuing to return capital to our shareholders. As of April 29, 2016, we repurchased $84 million of common stock year-to-date and have $295 million remaining under our share repurchase authorization.

"Looking forward, we remain confident in our expectations for continued growth in 2016. Over the long-term, we expect to continue to create significant shareholder value, given our strong brands, high-quality portfolio and strong balance sheet."

First quarter 2016 segment results as compared to the first quarter of 2015 are as follows:

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA increased 5.6% (7.4% in constant currency) based on a 2.0% increase in owned and leased hotels Adjusted EBITDA and a 21.7% increase in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. Refer to the table on page 15 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to first quarter owned and leased hotels Adjusted EBITDA. Owned and leased hotels revenue increased 1.4% and expenses increased 1.3%.
RevPAR for comparable owned and leased hotels increased 3.7%, driven by strength at owned hotels in Mexico City, Orlando and San Francisco, partially offset by softer performance in San Antonio. Occupancy increased 10 basis points and ADR increased 3.5%.
Comparable owned and leased hotels revenue increased 1.8%. Excluding expenses related to benefit programs funded through rabbi trusts and non-comparable hotel expenses, expenses increased 1.8%, reflecting increases in health insurance and labor costs. Comparable owned and leased hotels operating margins were stable at 25.0% as decreased banquet revenue offset the impact of positive sales growth. Refer to the table on page 9 of the schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.
The following hotel was added to the portfolio during the first quarter:

•	Grand Hyatt Rio de Janeiro, Brazil (owned, 436 rooms)

Management and Franchise Fees
Total fee revenue increased 1.9% (3.9% in constant currency) to $107 million. Base management fees increased 2.3% to $45 million and incentive management fees were flat at $30 million. Franchise fees increased 9.5% to $23 million, primarily due to new and converted hotels and improved performance at existing hotels in the Americas. Other fee revenues decreased 10.0% to $9 million.

Note: All RevPAR and ADR percentage changes are in constant dollars.

Americas Management and Franchising Segment
Adjusted EBITDA increased 4.1%, with insignificant impact from foreign currency. RevPAR for comparable Americas full service hotels increased 2.2%, net of a 170 basis point impact of a shift in Easter holiday timing. Occupancy decreased 90 basis points and ADR increased 3.6%. RevPAR for comparable Americas select service hotels increased 6.8%. Occupancy increased 270 basis points and ADR increased 2.9%. Revenue from management, franchise and other fees increased 3.4%.
Transient rooms revenue at comparable U.S. full service hotels increased 9.8%. Transient room nights increased 6.5% and transient ADR increased 3.1%. Group rooms revenue at comparable U.S. full service hotels decreased 3.5%. Group room nights decreased 4.8% and group ADR increased 1.4%.
The following 13 hotels were added to the portfolio during the first quarter:

•	Grand Hyatt Rio de Janeiro, Brazil (owned, 436 rooms)

•	Hyatt Regency Aurora - Denver Conference Center (franchised, 249 rooms)

•	Hyatt Regency Bloomington - Minneapolis (franchised, 303 rooms)

•	Hyatt Place Asheville / Downtown (franchised, 140 rooms)

•	Hyatt Place DFW (managed, 137 rooms)

•	Hyatt Place Houston / Galleria (franchised, 157 rooms)

•	Hyatt Place Lubbock (franchised, 125 rooms)

•	Hyatt Place Managua, Nicaragua (franchised, 140 rooms)

•	Hyatt Place Park City (managed, 122 rooms)

•	Hyatt Place San Juan / City Center, Puerto Rico (managed, 149 rooms)

•	Hyatt House Dallas / Frisco (franchised, 132 rooms)

•	Hyatt House Denver / Lakewood at Belmar (franchised, 135 rooms)

•	Hyatt House Naples / 5th Avenue (franchised, 183 rooms)
One hotel was removed from the portfolio.

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
Adjusted EBITDA was flat (increased 9.1% in constant currency). RevPAR for comparable ASPAC full service hotels increased 1.9%, with relative strength in China and South Korea, partially offset by relative weakness in Hong Kong. Occupancy increased 190 basis points and ADR decreased 1.0%. Revenue from management, franchise and other fees increased 4.8%.
The following two hotels were added to the portfolio during the first quarter:

•	Grand Hyatt Chengdu, China (managed, 390 rooms)

•	Hyatt Regency Changchun, China (managed, 427 rooms)
One hotel was removed from the portfolio.

Note: All RevPAR and ADR percentage changes are in constant dollars.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management Segment
Adjusted EBITDA increased 14.3% (33.3% in constant currency). RevPAR for comparable EAME/SW Asia full service hotels decreased 5.9%, reflecting mixed results across the sub-regions. Occupancy decreased 170 basis points, reflecting lower occupancy in the Middle East, Africa, France and Turkey, partially mitigated by relative strength in India. ADR decreased 3.3% and revenue from management and other fees was flat.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses decreased 6.4%. Adjusted selling, general, and administrative expenses were flat. Increased payroll and related costs were partially offset by reductions in professional fees. Refer to the table on page 8 of the schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Fifteen hotels (or 3,225 rooms) were added in the first quarter of 2016, each of which is listed above. The Company's net rooms increased 7%, compared to the first quarter of 2015. The company is on pace to open more than 60 hotels during the 2016 fiscal year.
As of March 31, 2016, the Company had executed management or franchise contracts for approximately 260 hotels (or approximately 56,000 rooms). The executed contracts represent important potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented.

SHARE REPURCHASE
During the first quarter of 2016, the Company repurchased 1,527,750 shares of common stock at a weighted average price of $41.37 per share, for an aggregate purchase price of $63 million. From April 1 through April 29, 2016, the Company repurchased 440,139 shares of common stock at a weighted average price of $47.71 per share, for an aggregate purchase price of $21 million. As of April 29, 2016, the Company had $295 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
During the first quarter, the Company completed the following transaction:

•	Issued $400 million of 4.850% senior notes due 2026.
Subsequent to the end of the first quarter, the Company completed the following transactions:

•	Redeemed all $250 million of Hyatt's outstanding 3.875% senior notes due 2016 for $254 million.

•	Completed the acquisition of the 380-room Thompson Miami Beach hotel for approximately $238 million and rebranded the hotel as The Confidante as part of The Unbound Collection by Hyatt.

Note: All RevPAR and ADR percentage changes are in constant dollars.

BALANCE SHEET / OTHER ITEMS
As of March 31, 2016, the Company reported the following:

•	Total debt of $1.7 billion.

•	Pro rata share of non-recourse unconsolidated hospitality venture debt of $744 million, a portion of which Hyatt guarantees pursuant to separate agreements.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $771 million, short-term investments of $55 million and restricted cash of $73 million.

•	Undrawn borrowing availability of $1.5 billion under its revolving credit facility.

2016 OUTLOOK
The Company is reaffirming the following information for the 2016 fiscal year:

•	Comparable systemwide RevPAR is expected to increase approximately 3.0% to 5.0%, as compared to fiscal year 2015.

•
Adjusted selling, general, and administrative expenses are expected to be approximately $290 million. This excludes approximately $30 million of stock-based compensation expense. As previously announced, effective January 1, 2016, the Company's definition of Adjusted EBITDA has been updated to exclude stock-based compensation expense.

•	The Company expects to open more than 60 hotels in 2016.

•
In addition to the capital expenditures described below, the Company intends to continue a strong level of investment spending. Investment spending includes acquisitions, equity investments in joint ventures, debt investments, contract acquisition costs or other investments.

The Company is revising the following information for the 2016 fiscal year:

•
Capital expenditures are expected to be approximately $275 million (consistent with previous expectation), including approximately $70 million (compared to previous expectation of approximately $90 million) for investment in new properties.

•	Depreciation and amortization expense is expected to be approximately $350 million (compared to previous expectation of approximately $325 million).

•	Interest expense is expected to be approximately $75 million (compared to previous expectation of approximately $70 million).

Note: All RevPAR and ADR percentage changes are in constant dollars.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, May 3, 2016, at 10:00 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 647.788.4901, passcode #83907698, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on May 3, 2016 through May 4, 2016 at midnight by dialing 404.537.3406, passcode #83907698. Additionally, an archive of the webcast will be available on the Company's website for approximately 90 days.

DEFINITIONS

Adjusted EBITDA
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gain on sale of real estate;

•	other loss, net;

•	depreciation and amortization;

•	interest expense; and

•	provision for income taxes.
Effective January 1, 2016, our definition of Adjusted EBITDA has been updated to exclude stock-based compensation expense, to facilitate comparison with our competitors. We have applied this change in the definition of Adjusted EBITDA to 2015 historical results to allow for comparability between the periods presented.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making selected compensation decisions.
Adjusted EBITDA is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by generally accepted accounting principles (GAAP). There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expenses
Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts and stock-based compensation expense.

Comparable Owned and Leased Hotels Operating Margin
We define Comparable Owned and Leased Hotels Operating Margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income.

Comparable Hotels
"Comparable systemwide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service or select service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service or select service hotels for those properties that we manage within the EAME/SW Asia management segment. "Comparable operated hotels" is defined the same as "comparable systemwide hotels" with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. "Non-comparable systemwide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.

RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels' available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, the number of properties we expect to open in the future, our expected adjusted SG&A expense, our estimated comparable systemwide RevPAR growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills, nuclear incidents and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third party owners; the impact of hotel renovations; our ability to successfully execute our common stock repurchase program; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through Internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with colleagues and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; the possible inability of third-party owners, franchisees or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); unforeseen terminations of our management or franchise agreements; changes in federal, state, local or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 12 premier brands and 652 properties in 53 countries, as of March 31, 2016. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to create value for shareholders, build relationships with guests and attract the best colleagues in the industry. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric™, The Unbound Collection by Hyatt™, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™ and Hyatt Residence Club® brand names and have locations on six continents. For more information, please visit www.hyatt.com.
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Tables to follow

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended March 31, 2016 and March 31, 2015
4.	Segment Financial Summary
5.	Hotel Chain Statistics - Comparable Locations
6.	Hotel Brand Statistics - Comparable Locations
7.	Fee Summary
8.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
9.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
10.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
11.	Capital Expenditures and Investment Spending Summary
12. - 13.	Properties and Rooms / Units by Geography
14.	Properties and Rooms / Units by Brand
15.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Adjusted EBITDA - Three Months Ended March 31, 2016

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three Months Ended March 31, 2016 and March 31, 2015
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2016	2015
REVENUES:
Owned and leased hotels	$516	$509
Management and franchise fees	107	105
Other revenues	9	7
Other revenues from managed properties (a)	457	433
Total revenues	1,089	1,054
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	389	384
Depreciation and amortization	81	79
Other direct costs	6	5
Selling, general, and administrative	88	94
Other costs from managed properties (a)	457	433
Direct and selling, general, and administrative expenses	1,021	995
Net gains and interest income from marketable securities held to fund operating programs	1	8
Equity earnings (losses) from unconsolidated hospitality ventures	2	(6)
Interest expense	(17)	(17)
Gain on sale of real estate	—	8
Other loss, net	(4)	(18)
INCOME BEFORE INCOME TAXES	50	34
PROVISION FOR INCOME TAXES	(16)	(12)
NET INCOME	34	22
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$34	$22

EARNINGS PER SHARE - Basic
Net income	$0.25	$0.15
Net income attributable to Hyatt Hotels Corporation	$0.25	$0.15
EARNINGS PER SHARE - Diluted
Net income	$0.25	$0.15
Net income attributable to Hyatt Hotels Corporation	$0.25	$0.15

Basic share counts	135.1	147.3
Diluted share counts	135.9	148.6
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended March 31,
	2016	2015
Adjusted EBITDA (a)	$194	$185
Equity earnings (losses) from unconsolidated hospitality ventures	2	(6)
Stock-based compensation expense (a)	(16)	(16)
Gain on sale of real estate	—	8
Other loss, net	(4)	(18)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(28)	(23)
EBITDA	$148	$130
Depreciation and amortization	(81)	(79)
Interest expense	(17)	(17)
Provision for income taxes	(16)	(12)
Net income attributable to Hyatt Hotels Corporation	$34	$22
(a) Effective January 1, 2016, our definition of Adjusted EBITDA has been updated to exclude stock-based compensation expense, to facilitate comparison with our competitors. We have applied this change in the definition of Adjusted EBITDA to 2015 historical results to allow for comparability between the periods presented.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended March 31, 2016 and March 31, 2015
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the three months ended March 31, 2016 and March 31, 2015, respectively.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended March 31,
		2016	2015
Net income attributable to Hyatt Hotels Corporation		$34	$22
Earnings per share		$0.25	$0.15
Special items
Gain on sale of real estate (a)	Gain on sale of real estate	—	(8)
Gain on sale of residential property (b)	Equity earnings (losses) from unconsolidated hospitality ventures	—	(1)
Total special items - pre-tax		—	(9)
Income tax (provision) benefit for special items	Provision for income taxes	—	4
Total special items - after-tax		—	(5)
Special items impact per share		$—	$(0.04)
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$34	$17
Earnings per share, adjusted for special items		$0.25	$0.11

(a) Gain on sale of real estate - During the three months ended March 31, 2015, we recorded a gain on the sale of Hyatt Regency Indianapolis, which was sold subject to a franchise agreement.
(b) Gain on sale of residential property - During the three months ended March 31, 2015, we recognized a gain of $1 million in connection with the sale of a residential property at one of our joint ventures.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended March 31,
	2016	2015	Change ($)	Change (%)	Change in Constant $ ($)	Change in Constant $ (%)
Revenues
Owned and leased hotels	$516	$509	$7	1.4%	$15	3.0%
Americas management and franchising	91	88	3	3.4%	3	3.4%
ASPAC management and franchising	22	21	1	4.8%	2	10.0%
EAME/SW Asia management	16	16	—	—%	1	6.7%
Corporate and other	9	9	—	—%	—	—%
Other revenues from managed properties	457	433	24	5.5%	24	5.5%
Eliminations	(22)	(22)	—	—%	—	—%
Total revenues	$1,089	$1,054	$35	3.3%	$45	4.3%

Adjusted EBITDA
Owned and leased hotels	$103	$101	$2	2.0%	$4	4.0%
Pro rata share of unconsolidated hospitality ventures	28	23	5	21.7%	5	21.7%
Total owned and leased hotels	131	124	7	5.6%	9	7.4%
Americas management and franchising	76	73	3	4.1%	3	4.1%
ASPAC management and franchising	12	12	—	—%	1	9.1%
EAME/SW Asia management	8	7	1	14.3%	2	33.3%
Corporate and other	(33)	(31)	(2)	(6.5)%	(2)	(6.5)%
Adjusted EBITDA	$194	$185	$9	4.9%	$13	7.2%

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended March 31,
	2016	2015	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)

Comparable owned and leased hotels (41)
ADR	$226.69	$221.81	2.2%		3.5%
Occupancy	74.3%	74.2%	0.1%	pts
RevPAR	$168.51	$164.61	2.4%		3.7%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (148)
ADR	$198.94	$193.77	2.7%		3.6%
Occupancy	71.2%	72.1%	(0.9)%	pts
RevPAR	$141.60	$139.74	1.3%		2.2%

Select service hotels (267)
ADR	$132.11	$128.44	2.9%		2.9%
Occupancy	74.9%	72.2%	2.7%	pts
RevPAR	$98.98	$92.73	6.7%		6.8%

ASPAC
Full service hotels (60)
ADR	$208.86	$218.56	(4.4)%		(1.0)%
Occupancy	66.4%	64.5%	1.9%	pts
RevPAR	$138.63	$140.92	(1.6)%		1.9%

EAME/SW Asia
Full service hotels (60)
ADR	$190.21	$205.65	(7.5)%		(3.3)%
Occupancy	62.3%	64.0%	(1.7)%	pts
RevPAR	$118.54	$131.66	(10.0)%		(5.9)%

Select service hotels (5)
ADR	$104.58	$107.59	(2.8)%		(0.8)%
Occupancy	67.8%	55.1%	12.7%	pts
RevPAR	$70.86	$59.33	19.4%		21.9%

Comparable systemwide hotels (541) (b)
ADR	$181.35	$181.42	—%		1.6%
Occupancy	70.4%	69.9%	0.5%	pts
RevPAR	$127.60	$126.88	0.6%		2.2%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Comparable systemwide hotels include one select service hotel in ASPAC, which is not included in the ASPAC full service hotel statistics.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended March 31,
	2016	2015	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels) (a)

Park Hyatt (32)
ADR	$332.76	$340.96	(2.4)%		2.3%
Occupancy	67.1%	66.7%	0.4%	pts
RevPAR	$223.20	$227.29	(1.8)%		3.0%

Grand Hyatt (42)
ADR	$223.51	$230.45	(3.0)%		(0.4)%
Occupancy	70.6%	70.9%	(0.3)%	pts
RevPAR	$157.72	$163.41	(3.5)%		(0.9)%

Andaz (12)
ADR	$330.02	$322.01	2.5%		3.3%
Occupancy	78.7%	76.2%	2.5%	pts
RevPAR	$259.81	$245.43	5.9%		6.7%

Hyatt Regency (151)
ADR	$175.28	$173.36	1.1%		2.5%
Occupancy	67.6%	68.5%	(0.9)%	pts
RevPAR	$118.44	$118.79	(0.3)%		1.0%

Hyatt (26)
ADR	$178.43	$180.29	(1.0)%		(0.2)%
Occupancy	74.2%	71.4%	2.8%	pts
RevPAR	$132.38	$128.70	2.9%		3.7%

Hyatt Place (215)
ADR	$126.17	$124.21	1.6%		1.7%
Occupancy	74.5%	71.1%	3.4%	pts
RevPAR	$94.01	$88.37	6.4%		6.6%

Hyatt House (58)
ADR	$149.80	$140.81	6.4%		6.4%
Occupancy	75.7%	74.0%	1.7%	pts
RevPAR	$113.40	$104.22	8.8%		8.8%

(a) Comparable systemwide hotels include three Hyatt Centric hotels and two hotels within The Unbound Collection by Hyatt, which are not listed in the hotel brand statistics.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended March 31,
	2016	2015	Change ($)	Change (%)
Fees
Base management fees	$45	$44	$1	2.3%
Incentive management fees	30	30	—	—%
Franchise fees	23	21	2	9.5%
Other fee revenues (a)	9	10	(1)	(10.0)%
Total management and franchise fees	$107	$105	$2	1.9%

(a) Total other fee revenues includes deferred gains, resulting from the sales of hotels subject to long-term management agreements, of $5 million for the three months ended March 31, 2016 and March 31, 2015.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Selling, general, and administrative expenses also includes expenses related to stock-based compensation. Below is a reconciliation of this account excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended March 31,
	2016	2015	Change ($)	Change (%)
Adjusted selling, general, and administrative expenses (a) (b)	$72	$72	$—	—%
Stock-based compensation expense (b)	16	16	—	—%
Rabbi trust impact	—	6	(6)	(100.0)%
Selling, general, and administrative expenses	$88	$94	$(6)	(6.4)%
(a) Segment breakdown for Adjusted selling, general, and administrative expenses.
(b) Effective January 1, 2016 our definition of Adjusted EBITDA has been updated to exclude stock-based compensation expense, therefore Adjusted selling, general, and administrative expenses has also been updated to exclude stock-based compensation expense. We have applied this change in the definition of Adjusted selling, general, and administrative expenses to 2015 historical results to allow for comparability between the periods presented.

	Three Months Ended March 31,
	2016	2015	Change ($)	Change (%)
Americas management and franchising (b)	$14	$14	$—	—%
ASPAC management and franchising (b)	9	8	1	12.5%
EAME/SW Asia management (b)	9	10	(1)	(10.0)%
Owned and leased hotels (b)	3	4	(1)	(25.0)%
Corporate and other (b)	37	36	1	2.8%
Adjusted selling, general, and administrative expenses (b)	$72	$72	$—	—%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended March 31,
	2016	2015	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$516	$507	$9	1.8%
Non-comparable owned and leased hotels	—	2	(2)	(100.0)%
Owned and leased hotels revenues	$516	$509	$7	1.4%

Expenses
Comparable owned and leased hotels	$387	$380	$7	1.8%
Non-comparable owned and leased hotels	2	3	(1)	(33.3)%
Rabbi trust	—	1	(1)	(100.0)%
Owned and leased hotels expenses	$389	$384	$5	1.3%

Owned and leased hotels operating margin percentage	24.6%	24.6%		—%

Comparable owned and leased hotels operating margin percentage	25.0%	25.0%		—%

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Gold Passport program for our owned and leased hotels are offset by corresponding changes to our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended March 31,
	2016	2015	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$—	$6	$(6)	(100.0)%
Rabbi trust impact allocated to owned and leased hotels expense	—	1	(1)	(100.0)%
Net gains and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenues	1	1	—	—%
Net gains and interest income from marketable securities held to fund operating programs	$1	$8	$(7)	(87.5)%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended March 31,
	2016	2015
Capital Expenditures
Maintenance	$11	$32
Enhancements to existing properties	11	10
Investment in new properties	16	19
Total	$38	$61

	Three Months Ended March 31,
Investment Spending	2016	2015
Acquisitions, net of cash acquired	$—	$—
Investments (equity, debt and other)	24	23
Total	$24	$23

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Owned and leased hotels (a)

	March 31, 2016		March 31, 2015		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Full service hotels
United States	26	15,415	26	15,415	—	—
Other Americas	3	1,548	2	1,112	1	436
ASPAC	1	601	1	601	—	—
EAME/SW Asia	10	2,252	10	2,255	—	(3)
Select service hotels
United States	1	171	2	329	(1)	(158)
EAME/SW Asia	1	330	1	330	—	—
Total owned and leased hotels	42	20,317	42	20,042	—	275

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Managed and franchised hotels (includes owned and leased hotels)

	March 31, 2016		March 31, 2015		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	96	52,861	100	54,771	(4)	(1,910)
Other Americas managed	17	6,412	15	5,660	2	752
United States franchised	43	13,515	35	10,914	8	2,601
Other Americas franchised	1	44	—	—	1	44
Subtotal	157	72,832	150	71,345	7	1,487

Select service hotels
United States managed	55	7,699	50	6,951	5	748
Other Americas managed	7	1,038	7	1,038	—	—
United States franchised	241	32,874	216	29,120	25	3,754
Other Americas franchised	2	266	—	—	2	266
Subtotal	305	41,877	273	37,109	32	4,768

ASPAC
Full service hotels
ASPAC managed	69	25,415	64	23,789	5	1,626
ASPAC franchised	3	1,284	2	988	1	296
Subtotal	72	26,699	66	24,777	6	1,922

Select service hotels
ASPAC managed	1	138	1	144	—	(6)
Subtotal	1	138	1	144	—	(6)

EAME/SW Asia
Full service hotels
EAME managed	37	9,508	37	9,506	—	2
SW Asia managed	30	8,959	29	8,149	1	810
Subtotal	67	18,467	66	17,655	1	812

Select service hotels
EAME managed	4	669	2	425	2	244
SW Asia managed	6	890	4	618	2	272
Subtotal	10	1,559	6	1,043	4	516

Total managed and franchised hotels	612	161,572	562	152,073	50	9,499

All inclusive	6	2,401	5	1,881	1	520
Vacation ownership	16	1,038	16	1,038	—	—
Residential	18	2,404	16	1,883	2	521

Total properties and rooms/units	652	167,415	599	156,875	53	10,540

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	March 31, 2016		March 31, 2015		Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	37	7,207	36	6,998	1	209
Grand Hyatt	46	25,216	43	23,979	3	1,237
Andaz	12	2,439	12	2,434	—	5
Hyatt Regency	166	75,876	150	71,163	16	4,713
Hyatt Centric	5	710	—	—	5	710
Hyatt	27	6,140	41	9,203	(14)	(3,063)
The Unbound Collection by Hyatt	3	410	—	—	3	410
Hyatt Place	248	33,972	220	29,856	28	4,116
Hyatt House	68	9,602	60	8,440	8	1,162
Hyatt Ziva	4	1,860	3	1,340	1	520
Hyatt Zilara	2	541	2	541	—	—
Hyatt Residence Club and Residential	34	3,442	32	2,921	2	521
Total	652	167,415	599	156,875	53	10,540

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Adjusted EBITDA (a)
For the Three Months Ended March 31, 2016
($ in millions)

	Rooms	Transaction / Opening Date	1Q16 Adjusted EBITDA Impact

Dispositions

Hyatt Regency Indianapolis	499	1Q15
Hyatt House Sacramento / Rancho Cordova	158	2Q15

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Adjusted EBITDA			NM (b)

Acquisitions or Openings

Grand Hyatt Rio de Janeiro	436	1Q16

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Adjusted EBITDA			$(2)

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Hotels Adjusted EBITDA			$(2)

(a) Excludes pro rata share of unconsolidated hospitality ventures.
(b) NM or Not Meaningful.